EXHIBIT 3.2

CERTIFICATE OF LIMITED PARTNERSHIP
OF WELLS REAL ESTATE FUND XIV, L.P.
DATED OCTOBER 25, 2002

CERTIFICATE OF LIMITED PARTNERSHIP
OF
WELLS REAL ESTATE FUND XIV, L.P.

THIS CERTIFICATE OF LIMITED PARTNERSHIP of Wells Real Estate Fund XIV, L.P. dated October 25, 2002, is made and executed by and between Wells Capital, Inc. and Leo F. Wells, III, as General Partners, for the purpose of forming a limited partnership pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act, O.C.G.A. § 14-9-100, et seq.

1.    Name.    The name of the Partnership is Wells Real Estate Fund XIV, L.P.

2.    Registered Office and Agent.    The name of the Registered Agent for service of process in the State of Georgia is Wells Capital, Inc., a Georgia corporation, and the address of the Registered Agent and the Registered Office in the State of Georgia is 6200 The Corners Parkway, Suite 250, Norcross, Gwinnett County, Georgia 30092.

3.    General Partners.    The names and business addresses of the General Partners are as follows:

   Wells Capital, Inc.
   6200 The Corners Parkway, Suite 250
   Norcross, Georgia 30092

   Leo F. Wells, III
   6200 The Corners Parkway, Suite 250
   Norcross, Georgia 30092

4.    Latest Date of Dissolution.    The latest date upon which the Partnership is to dissolve is December 31, 2032.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Limited Partnership as of the date first above written.

GENERAL PARTNERS: WELLS CAPITAL, INC. A Georgia Corporation

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III, President

[Corporate Seal]

By:	/s/ LEO F. WELLS, III
LEO F. WELLS, III